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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               1994        1993         1992
                                            ----------- -----------  -----------
PRIMARY EARNINGS PER SHARE:
 Weighted average number of common shares
  outstanding during the period............  43,453,926  41,940,757   40,243,678
 Add--
  Dilutive effect of outstanding options
   (as determined by application of
   treasury stock method)..................     375,395     390,369      534,102
                                            ----------- -----------  -----------
 Weighted average number of common shares,
  as adjusted..............................  43,829,321  42,331,126   40,777,780
                                            =========== ===========  ===========
 Income before cumulative effect of changes
  in accounting principles................. $   109,644 $     8,193  $    59,163
  Less: cumulative effect of changes in
      accounting principles, net of income
      taxes................................         --       27,217          --
                                            ----------- -----------  -----------
 Net income (loss).........................     109,644     (19,024)      59,163
 Less--
  Preferred dividend requirements..........       5,198       5,198        4,605
                                            ----------- -----------  -----------
 Income (loss) available for common shares. $   104,446 $   (24,222) $    54,558
                                            =========== ===========  ===========
 Primary earnings (loss) per share
  Income before cumulative effect of
   changes in accounting principles........ $      2.38 $       .07  $      1.34
   Less: cumulative effect of changes in
       accounting principles, net of income
       taxes...............................         --          .64          --
                                            ----------- -----------  -----------
  Net income (loss)........................ $      2.38 $      (.57) $      1.34
                                            =========== ===========  ===========
FULLY DILUTED EARNINGS PER SHARE:
 Weighted average number of common shares
  outstanding during the period............  43,453,926  41,940,757   40,243,678
 Add--
  Shares issuable assuming conversion of
   convertible preferred stock.............   4,548,236   4,548,236    4,125,722
  Dilutive effect of outstanding options
   (as determined by application of
   treasury stock method)..................     376,807     400,296      624,409
                                            ----------- -----------  -----------
 Weighted average number of common shares,
  as adjusted..............................  48,378,969  46,889,289   44,993,809
                                            =========== ===========  ===========
 Net income (loss)......................... $   109,644 $   (19,024) $    59,163
                                            =========== ===========  ===========
 Fully diluted earnings per share
  Income before cumulative effect of
   changes in accounting principles........ $      2.27 $        NM  $      1.31
   Less: cumulative effect of changes in
       accounting principles, net of income
       taxes...............................         --           NM          --
                                            ----------- -----------  -----------
  Net income............................... $      2.27 $        NM  $      1.31
                                            =========== ===========  ===========

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NM--not meaningful